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                                                                  Exhibit 23.2


              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Gardner Denver, Inc. ("Gardner Denver") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective July 26, 2002. For additional information, see Gardner Denver's Report on Form 8-K dated July 28, 2002. After reasonable efforts, and due to the fact that Andersen has ceased operations, Gardner Denver has been unable to obtain Andersen's written consent to the incorporation by reference into Gardner Denver's previously filed Registration Statements (File Numbers 33-91088, 0333-24921, 333-84397 and 333-61314) (collectively the "Registration Statements") of Andersen's audit report with respect to Gardner Denver's consolidated financial statements as of December 31, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits Gardner Denver to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in Gardner Denver's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, it would not be possible to assert a claim against Andersen under
Section 11(a) of the Securities Act.